UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 16, 2003

AMBASSADORS GROUP, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

DELAWARE	0-33347	91-1957010

(STATE OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

Dwight D. Eisenhower Building

110 S. Ferrall Street

Spokane, WA 99202

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(509) 534-6200

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 12. Disclosure of Results of Operations and Financial Condition.
SIGNATURES

Item 12. Disclosure of Results of Operations and Financial Condition.

On October 16, 2003, Ambassadors Group, Inc. (the “Company”) issued a press release announcing results for the third quarter of 2003.

The information in this Form 8-K shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

NEWS FOR IMMEDIATE RELEASE
October 16, 2003

CONTACT: Peg Sestero, chief financial officer of Ambassadors Group, Inc.
(509) / 534 — 6200

Ambassadors Group Announces Third Quarter Earnings Per Share of $0.60

Spokane, Wash. – October 16, 2003

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced earnings per share of $0.60 in the third quarter of 2003, compared to the earnings in the third quarter of 2002 of $0.67 per share. On a year to date basis through September 30, the Company earned $1.33 per share during 2003 compared to $1.37 per share during 2002.

Gross receipts increased to $46.8 million in the third quarter of 2003 from $41.0 million in the comparable quarter of 2002. The increase in gross receipts of $5.8 million or 14 percent is a result of traveling approximately 1,000 more delegates during the third quarter of 2003 than in the same period in 2002. Net revenue was comparable at $16.2 million in the third quarter of 2003 versus $16.3 million in the third quarter of 2002. The decrease of the gross margin from 40 percent in the third quarter of 2002 to 35 percent in the third quarter of 2003 resulted from weakening of the US dollar against key world currencies and sub-optimal group sizes with traveled programs.

Operating expenses increased to $7.1 million in the third quarter of 2003, up from $6.3 million in the same quarter of 2002. The $0.8 million increase in operating expenses is the result of increased marketing efforts for programs traveling in 2004 and increased staffing costs. Operating income was $9.1 million in the third quarter of 2003 compared to $10.0 million in the third quarter of 2002.

The Company’s cash, cash equivalents and available-for-sale securities balances at September 30, 2003, and December 31, 2002, were reported at $50.0 million and $51.4 million, of which $8.0 million and $25.9 million represented participant deposits, respectively.

Jeff Thomas, president and chief executive officer of Ambassadors Group Inc. stated, “We are pleased with our results this quarter. Operating in the current environment has been very challenging and will continue to be so through the end of this year.

“For example, we experienced high cancellations for our summer travel season due to the war in Iraq. These cancellations had a number of adverse results, including smaller group sizes that reduced margins and created a mismatch between staffing and traveling delegate levels. The spring outbreak of SARS is still being felt, as its prevalence in the news last spring, during our primary marketing season for professionals, reduced our enrollments for fall travel to Asia.

“Our financial results year-to-date have allowed us to generate $14 million in cash through the end of September, increasing deployable cash to $37 million. As this cash accumulates, we continually face the question of what is the best way to deploy capital, and we regularly assess and evaluate our alternatives on a quarterly basis, given the changing landscape, such as a the new tax laws.”

Ambassadors Group, Inc. will host a conference call to discuss third quarter 2003 results of operations on Friday, October 17 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (800) 901-5213, then entering the pass code: 68112062. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, parties may dial (888) 286-8010 with the pass code of 77661225 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX Web site. Post-view dial-in access will be available beginning October 17th at 2:30 p.m. until October 25th at 2:30 p.m. Post-view Webcast access will be available following the conference call through December 17th.

Ambassadors Group Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s Annual Report for the year ended December 31, 2002 on Form 10-K filed on March 21, 2003.

The following summarizes the Company’s financial information for the quarters ended September 30, 2003 and 2002 (in thousands, except per share amounts):

	UNAUDITED

	Quarter ended September 30

	2003	2002

Gross program receipts	$46,768	$40,977
Net revenue	16,231	16,284
Operating expenses:
Selling and tour promotion	6,293	5,214
General and administration	811	1,074

Total operating expenses	7,104	6,288
Operating income	9,127	9,996
Other income, net	177	283

Income before tax	9,304	10,279
Income tax provision	3,163	3,548

Net income	$6,141	$6,731

Earnings per share – basic	$0.62	$0.68

Weighted average shares outstanding – basic	9,936	9,839
Earnings per share – diluted	$0.60	$0.67

Weighted average shares outstanding – diluted	10,220	10,000

The following summarizes the Company’s financial information for the nine months ended September 30, 2003 and 2002 (in thousands, except per share amounts):

	UNAUDITED

	Nine months ended September 30

	2003	2002

Gross program receipts	$103,117	$92,811
Net revenue	35,452	34,317
Operating expenses:
Selling and tour promotion	12,769	10,834
General and administration	2,979	3,373

Total operating expenses	15,748	14,207
Operating income	$19,704	$20,110
Other income, net	667	812

Income before tax	20,371	20,922
Income tax provision	6,926	7,113

Net income	$13,445	$13,809

Earnings per share – basic	$1.36	$1.40

Weighted average shares outstanding – basic	9,905	9,829
Earnings per share – diluted	$1.33	$1.37

Weighted average shares outstanding – diluted	10,112	10,086

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes the Company’s balance sheets as of September 30, 2003, September 30, 2002 and December 31, 2002 (in thousands):

	UNAUDITED		AUDITED

	September 30
			December 31
	2003	2002	2002

Assets
Cash and cash equivalents	$19,659	$14,050	$29,503
Available-for-sale securities	30,334	23,995	21,896
Foreign currency exchange contracts	1,522	286	1,642
Prepaid program costs and expenses	2,833	1,833	1,516
Other current assets	163	130	91

Total current assets	54,511	40,294	54,648
Property and equipment, net	1,815	2,003	1,914
Deferred tax asset	1,641	1,878	1,711
Other assets	83	255	244

Total assets	$58,050	$44,430	$58,517

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$7,874	$7,337	$4,241
Participants’ deposits	7,972	7,596	25,901
Deferred tax liability	449	31	515

Total current liabilities	16,295	14,964	30,657
Stockholders’ equity	41,755	29,466	27,860

Total liabilities and stockholders’ equity	$58,050	$44,430	$58,517

The following summarizes the Company’s deployable cash as of September 30, 2003 (in thousands and UNAUDITED):

September 30, 2003

Cash, cash equivalents and available-for-sale equivalents	$49,993
Prepaid program cost and expenses	2,833
Less: Participants’ deposits	(7,972)
Less: Accounts payable and accruals	(7,874)

Deployable cash	$36,980

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date: October 23, 2003	By:	/s/ Margaret M. Sestero

Margaret M. Sestero
Chief Financial Officer, Executive Vice-President and Secretary